Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Veru Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	4,000,000 (1)	$12.82 (2)	$51,280,000 (2)	$92.70 per million dollars	$4,753.66 (2)

Total Offering Amounts					$51,280,000		$4,753.66

Total Fee Offsets							0.00

Net Fee Due							$4,753.66

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Veru Inc. 2022 Employment Inducement Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by Veru Inc. (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

For the purpose of computing the registration fee, the Registrant has used $12.82 as the average of the high and low prices of the Common Stock as reported on August 5, 2022 on the NASDAQ Capital Market for the offering price per share, in accordance with Rule 457(c) and (h) under the Securities Act. The actual offering price will be determined in accordance with the terms of the Plan.